UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Under Rule 14a-12

ALPINE INCOME PROPERTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders and 2026 Proxy Statement

ALPINE
INCOME PROPERTY TRUST

Alpine Income Property Trust, Inc.

369 N. New York Ave, Suite 201 Winter Park, Florida 32789 April 7, 2026
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Annual Meeting Date: May 21, 2026
Time: 3:00 p.m. eastern time
Location: Online Meeting Only — No Physical Location
AGENDA:
1.
Election of the five director nominees listed in the proxy statement for one-year terms expiring at the 2027 annual meeting of stockholders;

2.
Approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2025;

3.
Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2026; and

4.
Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 19, 2026, are entitled to notice of, and to participate in and vote at, the 2026 annual meeting of stockholders (including any adjournments or postponements thereof, the “Annual Meeting”).
We hope you will be able to participate in the Annual Meeting. However, whether or not you plan to participate live in the Annual Meeting, you are urged to vote by telephone or online as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting. You may also request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials. If you submit your proxy (whether via internet, telephone or return of paper proxy card by mail) and then decide to participate live in the Annual Meeting and to vote your shares during the Annual Meeting, you may still do so. Your proxy is revocable, and your shares may be voted during the Annual Meeting, in accordance with the procedures set forth in the accompanying proxy statement.
By Order of the Board of Directors
Daniel E. Smith
Senior Vice President,
General Counsel & Corporate Secretary
Winter Park, Florida
April 7, 2026
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2026: Alpine Income Property Trust, Inc.’s proxy statement in connection with the Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission are available at: www.edocumentview.com/PINE

GENERAL INFORMATION
Why am I receiving this proxy statement?
The board of directors (the “Board”) of Alpine Income Property Trust, Inc., a Maryland corporation (the “Company,” “we,” “our” and “us”), is soliciting proxies for use at the 2026 annual meeting of stockholders to be held on Thursday, May 21, 2026 at 3:00 p.m. eastern time (including any adjournments or postponements thereof, the “Annual Meeting”). The Annual Meeting will be held online in a “virtual only” format.
On or about April 7, 2026, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2025 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares by telephone, over the Internet, or by mail. You will not receive a printed copy of the proxy materials and Annual Report unless you request them. If you would like to receive a printed copy of the proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.
What is a proxy?
A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.
What is a proxy statement?
This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in this proxy statement. These matters include: (1) the election of five directors for one-year terms expiring at the 2027 annual meeting of stockholders; (2) the approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2025 (the “Say-on-Pay Proposal”); and (3) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2026. We will also consider any other business that properly comes before the Annual Meeting. This proxy statement provides you with detailed information about these matters.
Why are you holding the Annual Meeting in a virtual format?
In accordance with our recent practice and to maintain ease of access for our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.
What is a record date and who is entitled to vote at the Annual Meeting?
The record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting is March 19, 2026. The record date was established by the Board as required by the laws of the State of Maryland and the bylaws of the Company (the “Bylaws”). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of our common stock that you owned on the record date on every matter properly submitted for stockholder vote at the Annual Meeting. Our charter and Bylaws do not provide for cumulative voting for the election of directors.
How many shares can be voted and what is a quorum?
You are entitled to one vote for each share of our common stock that you own as of the close of business on March 19, 2026. At the close of business on March 19, 2026, there were 16,382,185 of our common stock outstanding and entitled to vote at the Annual Meeting.
A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter, or 8,191,093 of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or by mailing a proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.
What different methods can I use to vote?
You have a choice of voting:
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By telephone;

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Over the Internet;

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By mail; or

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By participating live in the Annual Meeting.

Even if you plan to participate live in the Annual Meeting, we encourage you to vote now by telephone, over the Internet, or by mail. Please carefully read the instructions on the Internet Availability Notice on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.
What is the difference between a “record holder” and an owner holding shares in “street name”?
If your shares are registered in your name, and held directly in an account in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a “record holder.” If your shares are held by a bank, broker or other nominee, then your shares are held in “street name,” and you are considered the beneficial owner of such shares, but not the record holder. Even if your account at your bank, broker or other nominee is in your name, you are a “beneficial owner” and not a record holder unless your shares are held directly with Computershare in your account at Computershare.
How do I vote if my shares are registered in my name?
Voting by telephone, over the Internet, or by mail:   If you are a stockholder of record, you can vote by telephone, over the Internet, or by mail. The Internet Availability Notice contains instructions for voting by telephone or over the Internet. You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice. Please promptly vote by telephone, over the Internet or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.
Voting while participating live in the meeting:   If you are a stockholder of record, and you plan to participate live in the Annual Meeting, and to vote your shares during the meeting, you should log on to www.meetnow.global/MYDK7YM. To vote while participating live in the Annual Meeting, you will need to provide your fifteen-digit control number located on your Internet Availability Notice or email you may have received from Computershare.

How do I vote if my shares are held in “street name”?
Voting by telephone, over the Internet, or by mail:   If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” stockholders the opportunity to vote by telephone or over the Internet. Voting instruction forms will provide instructions for stockholders whose banks or brokerage firms are participating in such programs, and may be delivered by a variety of means (including email), depending on your arrangement with the custodian of your shares.
Voting while participating live in the meeting:   If your shares are held in the name of your broker, bank or other nominee, and you plan to vote your shares during the meeting, in order to do so you must first obtain from the broker, bank or other nominee in whose name the shares are held the proxy power or “legal proxy” to vote the shares in question. You will then need to register to attend the Annual Meeting by submitting proof of your proxy power for your share holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m. eastern time on Monday, May 18, 2026 (3 business days in advance of the Annual Meeting). You will receive confirmation of your registration and a 15-digit control number by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare as follows:
By email:
Email an image of your legal proxy, or forward the email from your broker, bank or other nominee containing the legal proxy, to legalproxy@comptershare.com

By mail:
Computershare
Alpine Income Property Trust, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

If your shares are held in street name and you do not timely register as described above, you may still log on to www.meetnow.global/MYDK7YM and participate in the Annual Meeting, but you will be unable to vote your shares during the meeting.
Who will count the votes?
Representatives of Computershare, Inc. will count the votes and will serve as the independent inspector of election.
Can I revoke my proxy or change my vote?
If your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:
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By sending a written notice of revocation to our Corporate Secretary at Alpine Income Property Trust, Inc., 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789;

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By duly signing and delivering a proxy card that bears a later date; or

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By participating live in the Annual Meeting and voting your shares during the meeting

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy or change your vote.
How does the Board recommend that I vote?
The Board unanimously recommends that you vote as follows:

VOTING MATTERS AND BOARD RECOMMENDATIONS
Stockholders are being asked to vote on the following matters at the Annual Meeting:
Description of Proposal	Recommendation
PROPOSAL 1: Election of Directors	FOR ALL BOARD NOMINEES
We have nominated five directors for election for one-year terms expiring at the 2027 annual meeting of stockholders.
PROPOSAL 2: Approval, on a Non-Binding Advisory Basis, of the Compensation of Our Named Executive Officers for the Year Ended December 31, 2025	FOR
The Company is providing its stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of its named executive officers for the year ended December 31, 2025 as disclosed pursuant to Item 402 of Regulation S-K. This non-binding advisory vote is referred to as a “say-on-pay” vote.
PROPOSAL 3: Ratification of Independent Registered Public Accounting Firm for 2026	FOR
The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2026.
The Board is not aware of any other matters that may properly be brought before the meeting. If any other matters are properly presented at the Annual Meeting and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named in the proxy card will have the discretion to vote on those matters for you.
What happens if I return an unmarked proxy card?
Unless indicated otherwise on your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted: (i) to elect all five nominees as directors; (ii) to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2025; and (iii) to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2026.
How many votes are needed to approve each of the proposals assuming a quorum is present at the Annual Meeting?
Proposal 1: Election of Directors.   The election of a director nominee must be approved by a plurality of the votes cast in the election of directors. Plurality voting simply means that the number of candidates getting the highest number of votes cast “for” their election at the Annual Meeting will be elected. Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose and will not affect the outcome of this proposal.
Proposal 2: Say-on-Pay.   A majority of the votes cast is required for the approval of the Say-on-Pay Proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.
Proposal 3: Ratification of Independent Registered Public Accounting Firm for 2026.   A majority of the votes cast is required for the approval of the auditor ratification proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your shares may be voted with respect to the auditor ratification proposal (Proposal 3) if the shares are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (the “NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 3) is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other proposals being considered and voted on by stockholders at the Annual Meeting are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.
What does it mean if I receive more than one Internet Availability Notice?
Some of our stockholders hold their shares in more than one account and may receive separate Internet Availability Notices for each of those accounts. If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.
Whom should I call if I need copies of the proxy materials?
If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (i) visit https://www.edocumentview.com/PINE, (ii) call 1-386-274-2202 or (iii) email CorporateSecretary@alpinereit.com. Unless requested you will not otherwise receive a paper or email copy of the meeting materials.
Who pays for the solicitation of proxies and who participates in the solicitation of proxies?
We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing and mailing. In addition to solicitation by mail, our directors, officers, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and agents will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and these costs must be borne by the stockholder.
May I access this year’s proxy statement and annual report over the Internet?
This proxy statement and a copy of our Annual Report are available at www.edocumentview.com/PINE.
Where can I find the voting results of the Annual Meeting?
We intend to disclose the voting results in a current report on Form 8-K within four business days after the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed in an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the Securities and Exchange Commission (the “SEC”) and made available on our website at www.alpinereit.com.

ELECTION OF DIRECTORS
At the Annual Meeting, five directors are to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified. In accordance with the provisions of the Bylaws and Maryland law, each member of the Board is elected annually.
All of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.
Four of the nominees for election as a director, Mses. Elias Wein and Wadleigh and Messrs. Good and Richardson are independent under all applicable criteria for independence set forth in the listing standards of the NYSE.
The following table sets forth summary information about each person nominated for election as a director:
Name	Age	Title	Director Since	Committee Memberships
Mr. John P. Albright	60	Director	2019	None
Ms. Rachel Elias Wein	47	Independent Director	2021	Audit Committee Compensation Committee (Chairman) Nominating and Corporate Governance Committee
Mr. M. Carson Good	64	Independent Director	2019	Compensation Committee Nominating and Corporate Governance Committee (Chairman)
Mr. Andrew C. Richardson	59	Chairman of the Board	2019	Audit Committee (Chairman)
Ms. Brenna A. Wadleigh	53	Independent Director	2024	Audit Committee Compensation Committee
Director Qualifications
The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) believes that our directors should possess the following qualifications:
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Education, background, skills and experience that provide knowledge of business, financial, governmental or legal matters relevant to our business or to our status as a publicly-traded company;

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A high level of personal and professional ethics, integrity and values;

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Reputation for exercising good business judgment;

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Commitment to representing the long-term interests of our stockholders; and

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Sufficient available time to be able to fulfill his or her responsibilities as a member of the Board and of any committees to which he or she may be appointed.

The Governance Committee endeavors to ensure the Board represents a broad range of experience, qualifications, skills and attributes and, as a whole, reflects an appropriate diversity of background, experience and perspectives. We believe that the nominees for election as a director have the qualifications necessary to ensure that we are taking appropriate steps to address the complex issues confronting us in a challenging business and economic environment. The nominees for election as a director have held leadership positions in business (and in particular the real estate, investment and financial services business sectors) and finance over an extended period of time. Each of the nominees has demonstrated a long record of professional integrity, intellectual acumen, analytic skills, a strong work ethic and the ability to maintain a constructive environment for discussion of matters considered by the Board. Additionally, our directors have experience as board members of a diverse range of public and/or private companies.
Director Nominees
John P. Albright currently serves as our president and chief executive officer and a member of the Board and as president, chief executive officer and director of CTO Realty Growth, Inc. (“CTO”), the parent company of our external manager and, as of March 19, 2026, owner of approximately 14.0% of our outstanding common equity, including units of limited partnership interest in the Operating Partnership (as defined below). Mr. Albright has served as our president and chief executive officer and as a director since our formation in August 2019. He has served as a director of CTO since 2012 and chief executive officer since 2011. Prior to joining CTO, Mr. Albright was the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. We believe that Mr. Albright’s experience involving various aspects of investment, lending and development of commercial properties, as well as real estate investment banking, brings important and valuable skills to the Board.
Rachel Elias Wein has served as one of our directors since February 2021. She is chairman of the Compensation Committee of the Board (the “Compensation Committee”) and a member of the Audit Committee and the Governance Committee. Ms. Elias Wein is the Founder and Chief Executive Officer of WeinPlus, a strategy and management consultancy focused on commercial real estate. In this capacity, Ms. Elias Wein serves as the principal strategic advisor to national retailers and institutional real estate organizations. She has held this position since January 2009. In addition, she serves as a Senior Advisor at Costco Wholesale. Prior to founding WeinPlus, Ms. Elias Wein held various roles at The Sembler Company, a multifaceted real estate development company, and Ernst & Young in the Real Estate Advisory practice. Ms. Elias Wein currently serves as a Trustee for the St. Petersburg Police Department Pension Fund since 2023, and the Office Depot Retail Advisory Board since 2025. She also serves as a Trustee of the International Council of Shopping Centers Foundation, Shorecrest Preparatory School, and the University of Florida Bergstrom Center for Real Estate. We believe Ms. Elias Wein’s experience involving real estate and retail strategy, consumer change, and capital allocation brings important and valuable skills to the Board.
M. Carson Good has served as one of our directors since November 2019. He is chairman of the Governance Committee and a member of the Compensation Committee. Mr. Good is currently the President of Good Capital Group, a private real estate investment company that structures and provides capital to operators and makes direct investments in assets in Florida. He has served in this capacity since 1989. In addition, Mr. Good has been a member of the Board of Directors of the Greater Orlando Airport Authority (GOAA) since April 2019, having served as Chairman of the Board from 2020 to 2024, and currently serving as chair of the GOAA’s Executive Airport Commission as well as the Commercial Properties Committee. In addition, Mr. Good currently serves on the Board of Governors of the State University System of Florida, having been appointed to that position in May 2024 by Governor Ron DeSantis. From 2010 to 2019, Mr. Good served as Managing Director for Jones Lang LaSalle, and prior to that served as a Senior Vice President for Trammell Crow Company. We believe Mr. Good’s experience involving real estate operating, managing, and financing, brings important and valuable skills to the Board.
Andrew C. Richardson has served as one of our directors since November 2019. He is chairman of the Board and chairman of the Audit Committee. Mr. Richardson is currently the CEO of RCM Living Holdings LLC, a commercial real estate asset management platform which provides services related to the multifamily investments owned by private investment funds sponsored by Raven & Company. He has held this position since January 2021. RCM Living filed for bankruptcy protection in August 2025, and after resolution of all disputed claims, emerged from bankruptcy in January 2026. Previously, from May 2019 to August 2020, Mr. Richardson was the Chief Operating Officer of Waypoint Residential, a private real estate investment firm focused on the U.S. rental housing sector. In addition, Mr. Richardson served on the board of directors, audit committee and compensation committee of DiamondPeak Holdings Corp (NASDAQ: DPHC), a special purpose acquisition company, from March 2019 to October 2020. Mr. Richardson also served as the Chief Financial Officer and President of Land and Development of iStar, Inc., a NYSE-listed REIT, and as the Chief Financial Officer of Safehold Inc., a NYSE-listed ground lease REIT that was externally managed by iStar, from March 2018 to May 2019. Mr. Richardson also served as the Chief Financial Officer of The

Howard Hughes Corporation, a NYSE-listed company that owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S., from 2011 to 2016 and as the Chief Financial Officer of NorthStar Realty Finance Corp., a NYSE-listed real estate finance company, from 2006 to 2011. We believe Mr. Richardson’s extensive public company experience in the real estate finance and land development sectors brings important and valuable skills to the Board.
Brenna A. Wadleigh has served as one of our directors since November 2024. She is a member of the Audit Committee and the Compensation Committee. Ms. Wadleigh has served as Chief Executive Officer of N3 Real Estate since 2015. N3 Real Estate is a real estate development and investment firm based in Southlake, Texas that acquires, develops and manages retail properties across the U.S. Ms. Wadleigh is a member of the College of Business Advisory Board of the University of Texas at Arlington and previously served in various roles with Commercial Real Estate Women (CREW Dallas). Prior to joining N3 Real Estate as President in 2007, Ms. Wadleigh served in various roles at Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas, from 1998 to 2007. Ms. Wadleigh earned a Bachelor of Business Administration in Finance from the University of Texas at Arlington and is a Certified Public Accountant and licensed Sales Agent in Texas. We believe Ms. Wadleigh’s extensive experience involving real estate investment, real estate development, and accounting and strategic planning matters brings important and valuable skills to the Board.
There are no family relationships among our directors or executive officers.
Based upon the recommendation of the Governance Committee, John P. Albright, Rachel Elias Wein, M. Carson Good, Andrew C. Richardson and Brenna A. Wadleigh have each been nominated by the Board to be re-elected to the Board for new one-year terms expiring at the 2027 annual meeting of stockholders.
All of the Board’s nominees for election as directors are currently directors and have been re- nominated by the Board. Each of the Board’s nominees has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.
Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons who have been recommended to the Board by the Governance Committee as nominees for director. If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.
Our Board of Directors recommends a vote “FOR” the election of John P. Albright, Rachel Elias Wein, M. Carson Good, Andrew C. Richardson and Brenna A. Wadleigh as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board Leadership Structure
We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our president and chief executive officer to focus his time on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Mr. Richardson, an independent director, currently serves as the Chairman of the Board.
No Staggered Board
All of our directors are elected annually.
Board Composition and Diversity
The Board recognizes the value of nominating for election to the Board individuals who bring a variety of diverse opinions, perspectives, skills, experiences, backgrounds and orientations to its discussions and decision-making processes. An overriding principle is that all nominations to the Board should be based upon merit and suitability of the candidate. Subject to this overriding principle, the Board recognizes the need to consider director candidates from different backgrounds, including, but not limited to, geography, race, ethnicity and gender.
The Governance Committee regularly assesses the size and composition of the Board to help ensure that the Board functions in an effective manner given the size, diversity and complexity of our business and the markets in which we operate. The Governance Committee believes it is important to have a mix of experienced directors with a deep understanding of our business and others who bring fresh perspectives. The Governance Committee engages in discussions of potential additions to the Board on an ongoing basis. In seeking to maintain an engaged, independent board possessing broad experience and judgment and committed to representing the long-term interests of our stockholders, the Governance Committee takes into account the various factors described above in the section of this proxy statement captioned “ELECTION OF DIRECTORS — Director Qualifications”.
Director Independence
The Board has determined that four of our current directors are independent. In determining director independence, the Board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Meetings Held during 2025
During the fiscal year ended December 31, 2025, the Board held six regularly scheduled meetings, two in person and four via video conference, plus four additional meetings all via video conference. All of the then-current members of the Board attended more than 75% of all of the meetings of the Board and all committees on which they served during 2025. The Board also acts by unanimous written consent in appropriate circumstances.
Executive Sessions
The Board meets in executive session at least quarterly without management present. Each executive session is led by the Chairman of the Board or in his absence by the most senior independent director in attendance (based on length of service on the board).
The Audit Committee also meets in executive session at least quarterly, without management present, with representatives of our independent registered public accounting firm.
Annual Meeting Attendance Policy
As set forth in our corporate governance guidelines, it is the policy of the Board that all directors shall endeavor to attend all annual meetings of stockholders of the Company, absent unanticipated personal or professional obligations that preclude them from doing so. All of our five directors then in office attended our last annual meeting of stockholders, which was held on May 21, 2025.
Committees Established by the Board
The Board has standing Audit, Compensation and Governance Committees, each of which is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 under the Exchange Act, non-employee directors.
Audit Committee
The Audit Committee is comprised of Mses. Elias Wein and Wadleigh and Mr. Richardson (Chairman). All of the members of the Audit Committee meet the independence criteria and have the qualifications set forth in the listing standards of the NYSE and Rule 10A-3(b)(1) under the Exchange Act. The Board has determined that each of Mses. Elias Wein and Wadleigh and Mr. Richardson qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K, and that at least one of the members of the Audit Committee has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. Item 407(d)(5) of Regulation S-K provides that the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.
The Audit Committee assists the Board in overseeing:
•
our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•
our compliance with legal and regulatory requirements and ethical behavior;

•
our cybersecurity risk management process;

•
the independent auditor’s qualifications and independence;

•
the performance of our internal audit function and independent auditor; and

•
the preparation of Audit Committee reports.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
In 2025, the Audit Committee held four regularly scheduled meetings, two in person and two via video conference.
Compensation Committee
The Compensation Committee is comprised of Mses. Elias Wein (Chairman) and Wadleigh and Mr. Good, each of whom is an independent director. The principal functions of the Compensation Committee are to:
•
oversee any equity-based remuneration plans and programs;

•
administer the Company’s clawback policy;

•
determine from time to time the remuneration for our non-executive directors; and

•
prepare Compensation Committee reports.

In 2025, the Compensation Committee held one regularly scheduled meeting, which was held in person.
Governance Committee
The Governance Committee is comprised of Ms. Elias Wein and Mr. Good (Chairman), each of whom is an independent director.
The Governance Committee is responsible for:
•
providing counsel to the Board with respect to the organization, function and composition of the Board and its committees;

•
overseeing the self-evaluation of the Board as a whole and of the individual directors and the Board’s evaluation of management and report thereon to the Board;

•
periodically reviewing and, if appropriate, recommending to the Board changes to, our corporate governance policies and procedures;

•
identifying and recommending to the Board potential director candidates for nomination; and

•
recommending to the full Board the appointment of each of our executive officers.

In recommending potential director candidates for nomination to the Board, the Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill and experience with businesses and other organizations comparable to us. The charter of the Governance Committee also identifies diversity as one factor which the Governance Committee may consider when nominating a candidate for election to the Board. In the Governance Committee’s view, diversity includes not only factors such as gender, race and ethnicity, but also background, experience, skills, accomplishments, personal qualities and other traits desirable in achieving an appropriate mix of qualified individuals serving on the Board.
The Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by stockholders and generally shall guide the process of recruiting new directors. The Governance Committee may employ professional search firms or consultants to assist us in identifying potential members of the Board with the desired skills and disciplines. Nominations made by stockholders should be made in accordance with the procedures set forth below in this section under “Stockholder Nominations for the Board.” Candidates proposed by stockholders will be considered using the same criteria and in the same manner as all other candidates are considered.
In 2025, the Governance Committee held one regularly scheduled meeting, which was held in person.
Committee Charters
Our Audit, Compensation and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.alpinereit.com and will be provided in print, without charge, to any stockholder who requests copies.
The Board’s Role in Risk Oversight
The Board plays an active role in overseeing management of our risks. The committees of the Board assist the full Board in risk oversight by addressing specific matters within the purview of each committee. The Audit Committee focuses on oversight of financial risks relating to us, the Compensation Committee focuses primarily on risks relating to our equity compensation plans and arrangements, and the Governance Committee focuses on reputational and corporate governance risks relating to our company, including the independence of the members of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of the Board supports effective risk management and oversight.
Stockholder Nominations for the Board
Stockholder nominations for election to the Board should be sent to the attention of our corporate secretary at the address appearing on the notice accompanying this proxy statement, describing the candidate’s qualifications and accompanied by the candidate’s written statement of willingness and affirmative desire to serve in a manner representing the interest of all stockholders. Stockholders may also make nominations directly by following the procedure specified in the Bylaws.
Candidates proposed by stockholders will be considered using the same criteria and in the same manner utilized by the Governance Committee in considering all candidates for election to the Board as described above in this section under “Governance Committee.”
Communications with the Board
We provide the opportunity for interested parties, including stockholders, to communicate with members of the Board. Interested parties may communicate with our Chairman, the other independent Board members or the chair of any of the committees of the Board by e-mail or regular mail. All communications by e-mail should be sent to CorporateSecretary@AlpineREIT.com. Communications sent by regular mail should be sent to the attention of the Chairman of the Board, the independent directors, the Audit Committee chair, the Compensation Committee chair or the Governance Committee chair, as the case may be, in each instance in care of our corporate secretary at our headquarters at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.
Our corporate secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. This officer will forward all appropriate communications received, or a summary of such communications, to the appropriate Board member(s). However, we reserve the right to disregard any communication that our corporate secretary determines is unduly hostile, threatening, or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. This officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

DIRECTOR COMPENSATION FOR 2025
In 2019, the Board adopted a non-employee director compensation policy, which was amended effective as of January 1, 2023, and further amended effective as of January 1, 2025 (the “Director Compensation Policy”). In 2025, pursuant to the Director Compensation Policy: (i) each non-employee director received (A) an annual cash retainer of $50,000 (the “Director Cash Retainer”) and (B) an annual equity award of $70,000, paid in shares of the Company’s common stock (the “Director Equity Retainer”); and (ii) the Chairman of the Board received an additional annual cash retainer of $30,000 (the “Chairman Cash Retainer”). The Director Cash Retainer and the Chairman Cash Retainer were payable quarterly in arrears, in either cash or shares of the Company’s common stock, as elected by each non-employee director at the commencement of the year. The Director Equity Retainer was payable quarterly in arrears in shares of the Company’s common stock. In addition to the above-described retainer fees, we reimburse our non-employee directors for their travel expenses incurred in connection with their attendance at Board and committee meetings. Directors who are officers or employees of our external manager or CTO do not receive compensation for serving on the Board.
The table below shows the annual compensation paid to non-employee directors for services performed in the fiscal year ended December 31, 2025. Mr. Albright, our president and chief executive officer, is not included in this table as he receives no compensation for his services as a director.
NAME	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Rachel Elias Wein	$50,000	$69,961	$119,961
M. Carson Good	$50,015	$69,961	$119,976
Andrew C. Richardson	$80,000	$69,961	$149,961
Brenna A. Wadleigh	$50,015	$69,961	$119,976
Total 2025 Director Compensation	$230,030	$279,844	$509,874

(1)
For 2025, Ms. Wadleigh and Mr. Good elected to receive their annual $50,000 Director Cash Retainer in shares of the Company’s common stock, which resulted in such directors each being awarded 3,182 fully vested, unrestricted shares of the Company’s common stock in lieu of cash. The number of shares awarded to the directors making such election was calculated by dividing (i) the amount of the quarterly Director Cash Retainer due to such director by (ii) the 20-day trailing average closing price of the Company’s common stock as of the last business day of the quarter for which such payment applied, rounded down to the nearest whole share.

(2)
The amounts included in this column reflect the aggregate grant date fair value of restricted stock granted to non-employee directors during 2025, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), disregarding the estimate of forfeitures. The number of shares awarded was calculated by dividing (i) the amount of the quarterly Director Equity Retainer due to such director by (ii) the 20-day trailing average closing price of the Company’s common stock as of the last business day of the quarter for which such payment applied, rounded down to the nearest whole share.

CORPORATE GOVERNANCE PROFILE
General
We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•
the Board is not staggered, with each of our directors subject to re-election annually;

•
four of the five persons who serve on the Board, or 80% of our directors, are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•
the Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC;

•
we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law (the “MGCL”); and

•
we do not have a stockholder rights plan.

A copy of our corporate governance guidelines may be found on our website at www.alpinereit.com and will be provided in print, without charge, to any stockholder who requests a copy.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees and by us. We believe that the policies and procedures set forth in our insider trading policy are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards.
Code of Business Conduct and Ethics
The Board has established a code of business conduct and ethics that applies to our directors and executive officers and the employees and officers of our external manager. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:
•
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•
compliance with applicable governmental laws, rules and regulations;

•
prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•
accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or executive officers may be made only by the Board or one of the Board committees and will be promptly disclosed as required by law or stock exchange regulations. A copy of our code of business conduct and ethics may be found on our website at www.alpinereit.com and will be provided in print, without charge, to any stockholder who requests a copy. We intend to comply with the requirements of Item 5.05 of Form 8-K regarding amendments to and waivers under the code of business conduct and ethics applicable to our principal executive officer, principal financial officer and principal accounting officer by providing such information on our website within four business days after effecting any amendment to, or granting any waiver under, that code, and we will maintain such information on our website for at least twelve months. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Anti-Hedging and Anti-Pledging Policy
To ensure proper alignment with our stockholders, no director, officer or employee of us, Alpine Income Property Manager, LLC, a wholly owned subsidiary of CTO (together, the “Manager”) or CTO, or any designee of such person, is permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities that have been granted to such person by us as part of his or her compensation or that are directly or indirectly held by such person. In addition, no director, officer or employee of us, the Manager or CTO, or any designee of such person, is permitted to purchase on margin, borrow against on margin or pledge as collateral for a loan any of our securities that have been granted to such person by us as part of his or her compensation or that are directly or indirectly held by such person.
Disclosure Committee
We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise the chief executive officer and chief financial officer in making the required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis our senior executives, representatives from our core business and the CTO personnel that our external manager provides to us involved in the preparation of our financial statements to discuss any issues or matters of which the committee members are aware that should be considered for disclosure in our public SEC filings and review our draft periodic SEC reports prior to filing. The Disclosure Committee reports to our president and chief executive officer and, as appropriate, to the Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee’s purpose and procedures.
Stockholder Outreach and Communication; Stockholder Responsiveness
On a regular basis throughout the year, our management engages in communications with our significant investors to ensure that management and the Board understand and consider the issues that are important to our stockholders. We regularly discuss with our investors matters relating to our business, strategic plans and financial results.
We plan to continue these types of discussions with our stockholders on a wide range of matters, as they provide valuable feedback and enable us to address stockholder concerns and interests in designing and implementing our programs and practices.
No Poison Pill
We do not currently have a stockholder rights plan, commonly known as a “poison pill,” in effect.
Director Stock Ownership Guidelines
To further align the interests of our directors with stockholders, the Board has maintained since February 2020 stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own a certain amount of shares of our common stock. Effective as of January 1, 2025, the Board amended the stock ownership guidelines to increase the required share ownership. The guidelines require the directors to own and hold an investment position of the Company’s common stock, the fair market value of which is equal to at least five times the value of the annual equity compensation to be earned by such director for the year in question (not including, for the avoidance of doubt, any other amounts received by such director, including cash compensation (whether received in cash or in shares of Company stock in lieu of cash), meeting fees, expense reimbursements, or any additional retainer paid to the Chairman of the Board), but in no event less than 5,000 shares. New directors are expected to meet the standards set forth in the guidelines on or before the fifth compliance measurement date after the first anniversary of the date of his or her election or appointment to the Board. Directors first appointed or elected to the Board prior to January 1, 2022, are expected to meet the standards set forth in the guidelines on or before the seventh compliance measurement date after the first anniversary of the date of his or her election or appointment to the Board. Compliance is measured on the first trading day of each calendar year. A copy of our stock ownership guidelines is available in the Investor Relations section of our website (www.alpinereit.com).
Stockholder Ability to Amend Bylaws
In July 2021, the Board approved an amendment and restatement of our bylaws to allow our stockholders to amend the bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter. Prior to this change, as permitted under Maryland law, our stockholders did not have the right to amend our bylaws. The Board’s decision to adopt this change to our bylaws was the result of extensive consideration and discussions that took into account many factors, including our commitment to strong corporate governance practices.
Stockholder Engagement
During the first quarter of 2025, the Company contacted its 25 largest institutional investors (representing over 54% of the Company’s outstanding common stock as of December 31, 2024 (excluding shares held by CTO)) to discuss the Company’s corporate governance practices, specifically including the Company’s director selection and Board composition policies and practices, and to receive any feedback on those items. As a result of this outreach, the Company received responses from 16 of its top stockholders representing over 44% of the Company’s outstanding common stock (excluding shares held by CTO), which responses resulted either in direct discussions with the investors which provided positive feedback, or the stockholders indicating they did not feel any need to engage with the Company regarding corporate governance practices.

EXECUTIVE OFFICERS
General
We are externally managed by the Manager, a wholly owned subsidiary of CTO, which, as of March 19, 2026, owns approximately 14.0% of our outstanding common equity, including units of limited partnership interest in the Operating Partnership. All of our executive officers are executive officers and employees of CTO and one of our officers (John P. Albright) is also a member of CTO’s board of directors. The executive offices of the Manager are located at 369 N. New York Ave., Suite 201, Winter Park, Florida 32789, and the telephone number of the Manager’s executive offices is (407) 904-3324.
Executive Officers and Key Personnel of The Manager
The following table sets forth certain information with respect to each of our current executive officers:
Executive Officer	Age	Position	Position held with CTO
John P. Albright	60	President and Chief Executive Officer	President and Chief Executive Officer
Steven R. Greathouse	48	Senior Vice President and Chief Investment Officer	Senior Vice President and Chief Investment Officer
Philip R. Mays	58	Senior Vice President, Chief Financial Officer and Treasurer	Senior Vice President, Chief Financial Officer and Treasurer
Daniel E. Smith	60	Senior Vice President, General Counsel and Corporate Secretary	Senior Vice President, General Counsel and Corporate Secretary
Lisa M. Vorakoun	42	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer
Biographical Information
Information for John P. Albright, member of the Board and our president and chief executive officer, is contained above under the heading “ELECTION OF DIRECTORS.” Information is set forth below with regard to our other executive officers. We have determined we have five executive officers who served during 2025. All of our officers serve at the pleasure of the Board and are customarily appointed as officers by the Board on an annual basis.
Steven R. Greathouse has served as our Senior Vice President and Chief Investment Officer since February 2021, and served as our Senior Vice President, Investments from our formation in August 2019 to February 2021. Mr. Greathouse has been an employee of CTO since January 2012, most recently serving as Senior Vice President and Chief Investment Officer since February 2021, and prior to that as Senior Vice President, Investments from January 2015 to February 2021, and prior to that as Director of Investments. Prior to his employment with CTO, Mr. Greathouse served as the Director of Finance at N3 Real Estate, a single-tenant triple net property developer. Prior to that, he was a Senior Associate, Merchant Banking- Investment Management for Morgan Stanley and Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas.
Philip R. Mays has served as our Senior Vice President, Chief Financial Officer and Treasurer since June 2024. Mr. Mays has served as Senior Vice President, Chief Financial Officer and Treasurer of CTO since June 2024. Mr. Mays previously served as Chief Financial Officer of Shadow Box Studios, an owner and developer of soundstage facilities. Prior to Shadowbox Studios, Mr. Mays was Chief Financial Officer of Cedar Realty Trust, Chief Accounting Officer of Federal Realty, and a Senior Manager at Ernst & Young LLP.
Daniel E. Smith has served as our Senior Vice President, General Counsel and Corporate Secretary since our formation in August 2019. Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary of CTO since October 2014. Mr. Smith most recently served as Vice President-Hospitality and Vice President and Associate General Counsel at Goldman Sachs & Co. Prior to that, he spent ten years at Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas, where he held several positions in the legal department, most recently Senior Vice President and General Counsel.
Lisa M. Vorakoun has served as our Senior Vice President and Chief Accounting Officer since April 2024, and served as our Vice President and Chief Accounting officer from July 2020 to April 2024, and as our Vice President and Controller from our formation in August 2019 through July 2020. Ms. Vorakoun has been an employee of CTO since January 2013, most recently serving as Senior Vice President and Chief Accounting Officer since April 2024, and prior to that as Vice President and Chief Accounting Officer.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.
Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.
In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2025:
(1)   The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2025, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.
(2)   The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.
(3)   The Audit Committee received the written disclosures and the letter from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the auditors’ independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025. The Audit Committee also has appointed, and intends to request stockholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
Submitted by the Audit Committee:
Andrew C. Richardson (Chair)
Rachel Elias Wein
Brenna A. Wadleigh
The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate the same by reference.

EXECUTIVE COMPENSATION
Overview
We are externally managed by the Manager pursuant to our management agreement with the Manager (the “Management Agreement”). The Management Agreement provides that the Manager is responsible for managing our affairs. We do not have any employees. Accordingly, our president and chief executive officer and each of our other executive officers, each of whom is an executive officer of CTO, do not receive cash compensation from us for serving as our executive officers. Instead, we pay the Manager a base management fee equal to 0.375% per quarter of “total equity” (as such term is defined in the Management Agreement and based on a 1.5% annual rate), calculated and payable in cash, quarterly in arrears. The Manager also has the ability to earn incentive fees based on our total stockholder return exceeding an 8% cumulative annual hurdle rate subject to a high-water mark price.
In connection with the November 2025 issuance of our Series A Preferred Stock, the Manager waived a portion of the base management fee attributable to the inclusion of the net cash proceeds from the issuance of the Series A Preferred Stock in our “total equity” (the “Incremental Equity Base”). As a result, the base management fee rate currently being charged by the Manager on the Incremental Equity Base is equal to 0.75% per annum (0.1875% per quarter), instead of 1.50% per annum (0.375% per quarter) as provided in the Management Agreement.
For the fiscal year ended December 31, 2025, the fees we incurred under the Management Agreement totaled approximately $4.4 million, and we incurred no incentive fees.
The Manager is not entitled to be reimbursed for wages, salaries and benefits of CTO’s officers and employees provided to the Company through the Manager, nor is the Manager entitled to separate acquisition fees, disposition fees, leasing fees, construction management fees or financing fees. The Manager or CTO is solely responsible for all compensation costs and expenses related to the officers and employees of CTO or the Manager that may perform services for the Company, and the Company has no liability or responsibility therefor.
For further details regarding the payments to the Manager, see “Certain Relationships and Related Person Transactions.”
Executive Compensation Paid by the Manager and its Affiliates
As employees of CTO, our president and chief executive officer and each of our other executive officers are compensated under compensation arrangements made with CTO. You may find information about CTO’s compensation program in its definitive proxy statement relating to its 2026 annual meeting of stockholders, which we expect will be filed with the SEC prior to April 30, 2026. Once filed, the definitive proxy statement for CTO’s 2026 annual meeting of stockholders will be able to be found on the SEC’s website at www.sec.gov and on CTO’s website at www.ctoreit.com.
For context of our named executive officers’ compensation, we estimate that the aggregate cash compensation paid by CTO to our named executive officers (Messrs. Albright, Greathouse, and Mays) that may reasonably be associated with their management of us for the year ended December 31, 2025, totaled approximately $1.4 million. The aggregate amount above represents approximately 31.2% of the approximately $4.4 million of base management fees incurred by us to the Manager for the year ended December 31, 2025. During the year ended December 31, 2025, the Manager did not earn any incentive fees. Of the aggregate cash compensation paid by CTO to our named executive officers in 2025 that was reasonably associated with their management of the Company, approximately 44.9% represents fixed pay (e.g., base salary) and approximately 55.1% represents variable or incentive pay (e.g., annual cash bonus). CTO did not utilize any fixed performance metrics related to the Company to determine the amount of variable compensation payable to our named executive officers in 2025, but rather included in the evaluation of the named executive officers a subjective assessment a range of various factors related to both CTO and the Company, including but not limited to, the performance of the named executive officers with respect to his duties pertaining to both CTO and the Company, the performance of the applicable business functions of both CTO and the Company for which the named executive officers are primarily responsible, the overall performance of CTO’s common stock and our common stock, market conditions, growth in CTO’s business and our business and the quality of CTO’s portfolio and our portfolio.
Equity Compensation
The Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of the Manager and personnel of the Manager and its affiliates who support the Manager in providing services to us under the Management Agreement with those of our stockholders, by allowing the Manager and personnel of the Manager and its affiliates to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards would generally be subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our company.
These awards further provide flexibility to us in our ability to enable the Manager and its affiliates who support the Manager to attract, motivate and retain talented individuals. Prior to the completion of the Company’s initial public offering (the “IPO”) on November 26, 2019, we adopted the Alpine Income Property Trust, Inc. 2019 Individual Equity Incentive Plan (the “Individual Equity Incentive Plan”) and the Alpine Income Property Trust, Inc. 2019 Manager Incentive Plan (the “Manager Equity Incentive Plan” and, together with the Individual Equity Incentive Plan, the “Equity Plans”), which provide for grants of stock options, stock appreciation rights, stock awards, restricted stock units, cash awards, dividend equivalent rights, other equity-based awards, including long-term incentive plan units, and incentive awards. The Individual Equity Incentive Plan is intended to provide a means through which our directors, officers, employees, consultants and advisors of us and our affiliates, as well as employees of the Manager and its affiliates who are providing services to us and our affiliates, can acquire and maintain an equity interest in us or be paid incentive compensation. Shares of common stock issued to our independent directors in lieu of receiving cash for their annual director fees are issued under the Individual Equity Incentive Plan. The Manager Equity Incentive Plan is intended to provide a means through which the Manager and its affiliates can acquire and maintain an equity interest in us, thereby strengthening their commitment to the welfare of our company and aligning their interests with those of our stockholders.
The Board has delegated its administrative responsibilities under the Equity Plans to the Compensation Committee. The Compensation Committee has broad discretion to administer the Equity Plans, including the power to determine the eligible persons to whom awards are granted, the number and type of awards to be granted and the terms and conditions of awards. The Compensation Committee may also condition the vesting, settlement or exercise of an award on achievement of one or more performance goals, accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the Equity Plans.
The Compensation Committee did not grant any awards to the Manager or any of its employees pursuant to the Equity Plans in 2025. The Compensation Committee has not adopted a formal equity incentive compensation program for 2026, and, to the extent the Compensation Committee determines to make grants during 2026, we expect that goals, business objectives and measures of our performance will be considered by the Compensation Committee, in consultation with the Manager and executive officers in determining whether to make, and the amount of any, such grants.
The following table provides information regarding the Equity Plans as of December 31, 2025:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	—	—	573,699
Equity compensation plans not approved by security holders(2)	—	—	—
Total	—	—	573,699

(1)
The number of securities remaining available for future issuance consists of an aggregate of 573,699 shares issuable under the Equity Plans. Awards under the Equity Plans may include stock options, stock appreciation rights, stock awards, restricted stock units, cash awards, dividend equivalent rights, other equity-based awards, including long-term incentive plan units, and incentive awards.

(2)
All of our equity compensation plans have been approved by security holders.

We do not currently grant stock options or stock appreciation rights (“SARs”) as part of our equity compensation programs. During 2025, (a) the Compensation Committee and the Board did not award any options or SARs to a named executive officer, and (b) the Company did not time the disclosure of material nonpublic information to affect the value of executive compensation. However, if stock options or SARs were to be granted in the future, the Company would not grant such awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock.
Pay Versus Performance
In August 2022, the SEC adopted final pay-versus-performance rules that require registrants to disclose information reflecting the relationship between executive compensation actually paid by a registrant and the registrant’s financial performance. The rules implement a requirement mandated by the Dodd-Frank Act. Disclosure pursuant to such rules is not included herein because we are externally managed by the Manager and do not have any employees. Our president and chief executive officer and each of our other executive officers, each of whom is an executive officer of CTO, do not receive cash compensation from us for serving as our executive officers. As employees of CTO, our president and chief executive officer and each of our other executive officers are compensated under compensation arrangements made with CTO. Pursuant to the Management Agreement, the Manager is not entitled to be reimbursed for wages, salaries and benefits of CTO’s officers and employees provided to the Company through the Manager and we do not determine what our executive officers are paid by our Manager.

INDEMNIFICATION
We have entered into customary indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements require us to indemnify the director or executive officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on our behalf and in which the indemnitee is determined in a final adjudication to be liable to us. The indemnitee will not be entitled to indemnification if it is established that one of certain prohibitions on indemnification under Maryland law exists.
In addition, each indemnification agreement requires us to advance expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided that the statement evidences the expenses and is accompanied by:
•
a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•
a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

Each indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of us.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and executive officers to the maximum extent permitted by Maryland law. We have obtained a policy of insurance under which our directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and executive officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or executive officers, including certain liabilities under the Securities Act. Additionally, the indemnification agreements we have entered into with each of our directors and executive officers require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity in connection with a change in control transaction.
ACCOUNTING FEES AND SERVICES
Fees paid to Grant Thornton, our independent registered public accounting firm pertaining to the fiscal years ended December 31, 2025 and 2024, were as follows:
Audit Fees:   The aggregate fees incurred for professional services rendered by Grant Thornton in connection with its audit of our consolidated financial statements with respect to the fiscal years ended December 31, 2025 and 2024, and its limited reviews of our unaudited consolidated interim financial statements for such fiscal years, were approximately $430,498 and $418,419, respectively.
Audit-Related Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2025 and 2024 for professional services rendered by Grant Thornton for audit-related services were $115,500 and $127,000, respectively. Audit-related fees include fees related to equity offerings during 2025 and 2024.
Tax Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2025 and 2024 for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning were $227,689 and $264,398, respectively.
All Other Fees:   The aggregate fees incurred during the fiscal years ended December 31, 2025 and 2024 for other services rendered by Grant Thornton were $0 and $0, respectively.

The Audit Committee is responsible for retaining and terminating our independent registered public accounting firm and for approving the performance of any non-audit services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent registered public accounting firm and for presenting its conclusions with respect to the independent registered public accounting firm to the full Board.
The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non-audit services, with the independent registered public accounting firm. The Audit Committee charter and our Audit Committee pre-approval policy requires our Audit Committee to pre-approve all auditing services performed for us by our independent auditors as well as all permissible non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. Our Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to the full Audit Committee at its next scheduled meeting. During fiscal 2025, the Audit Committee approved all audit engagement fees and terms with Grant Thornton, as well as all significant non-audit services performed by Grant Thornton.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us as of March 19, 2026 (except as otherwise indicated) with respect to any common stock owned by our directors, executive officers who served during 2025, and any individual or group of stockholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock. We have no options or similar securities outstanding that are currently exercisable or exercisable within 60 days of the date of this proxy statement.
NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
NAME	Restricted Stock(2)	Other Shares Beneficially Owned	Percent of Class(3)
John P. Albright	—	11,444	*
Rachel Elias Wein	—	13,943	*
M. Carson Good	2,000	23,125	*
Steven R. Greathouse	—	11,428	*
Philip R. Mays	—	—
Andrew C. Richardson	2,000	17,194	*
Brenna A. Wadleigh	—	8,149
Directors and current executive officers as a group (9 persons)	4,000	93,583(4)	*
5% Stockholders:
CTO(5)	—	2,471,556	14.0%
Blackrock, Inc.(6)	—	870,098	5.3%

*
Less than 1% individually

(1)
Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)
Represents the restricted stock granted to the Company’s initial independent directors upon completion of the IPO in November 2019. Each of the directors has the right to direct the voting of these shares of restricted stock and to receive dividends with respect thereto, but the disposition of the shares is restricted during the person’s tenure as a director.

(3)
Based on 16,382,185 shares of common stock issued and outstanding as of March 19, 2026, except with respect to CTO as set forth in note 5 below.

(4)
Includes 2,500 shares over which directors and executive officers share voting and investment power with others.

(5)
Includes 1,223,854 OP Units (hereinafter defined), which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, beginning one year after the issuance of such units. CTO’s percentage ownership reflected above assumes redemption of all of CTO’s OP Units for shares of our common stock. As of March 19, 2026, excluding the OP Units, CTO’s percentage ownership is 7.1%.

(6)
Based solely on information contained in a Schedule 13G/A filed with the SEC on April 17, 2025 by BlackRock, Inc. in which BlackRock, Inc. reported that it has sole dispositive power over 870,098 shares of the Company’s common stock and sole voting power over 855,487 shares of the Company’s common stock held by Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures With Respect to Related Party Transactions
The Board has adopted a written statement of policy establishing guidelines with respect to the review, approval and ratification of related party transactions. The policy applies to any transaction in which we are a participant, any “related party” has a direct or indirect interest and the amount involved exceeds $120,000. A “related party” includes:
•
any person who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if they do not currently serve in that role) an executive officer, director or nominee for election as a director of the Company;

•
any greater than 5% beneficial owner of the Company’s common stock;

•
any immediate family member of any of the foregoing persons; and

•
other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The Audit Committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.
We have entered into certain transactions with CTO, which are described below.
Formation Transactions
On November 26, 2019, the Company purchased from CTO 20 single-tenant net lease income properties, including 15 properties purchased for approximately $125.9 million in cash and five properties which CTO contributed to our operating partnership, Alpine Income Property OP, LP, a Delaware limited partnership (the “Operating Partnership”) in exchange for 1,223,854 common units of limited partnership interest (“OP Units”) in the Operating Partnership. The OP Units are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, beginning one year after the issuance of such units. The value of these OP Units, based on the IPO price of $19.00 per share, was approximately $23.3 million.
On November 26, 2019, CTO also invested an aggregate of $15.5 million in the Company through (i) a direct investment of $8 million in shares issued as part of the IPO and (ii) the purchase of $7.5 million in Company shares through a private placement that closed concurrently with the IPO (the “the Concurrent CTO Private Placement”).
Management Agreement
On November 26, 2019, the Company and the Operating Partnership entered into the Management Agreement with the Manager. The Management Agreement was amended on July 18, 2024. Pursuant to the terms of the Management Agreement, as amended, the Manager manages, operates and administers our day-to-day operations, business and affairs, subject to the direction and supervision of the Board and in accordance with the investment guidelines approved and monitored by the Board. The current term of the Management Agreement expires on January 31, 2027, and will automatically renew for an unlimited number of successive one-year periods thereafter, unless the Management Agreement is not renewed or is terminated in accordance with its terms. Under the Management Agreement, the Manager is entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by the Manager.
Pursuant to the terms of the Management Agreement, we pay the Manager a base management fee equal to 0.375% per quarter of “total equity” (as defined in the Management Agreement and based on a 1.5% annual rate), and, if earned, certain annual incentive fees. The Manager has waived a portion of the base management fee attributable to the inclusion of the net cash proceeds from the issuance of our Series A Preferred Stock in our “total equity”, such that the base management fee rate on the Incremental Equity Base is equal to 0.75% per annum (0.1875% per quarter), instead of 1.50% per annum (0.375% per quarter) as provided in the Management Agreement. We are also required to reimburse the Manager for certain expenses described in the Management Agreement, if incurred by the Manager. So long as the Management Agreement remains in effect, we are required to continue to make quarterly payments of the base management fee and, if applicable, annual incentive fee payments to the Manager and to reimburse the Manager for certain expenses. See Note 19 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 5, 2026 for additional details.
For the fiscal years ended December 31, 2025 and 2024, we incurred an aggregate of approximately $4.4 million and $4.2 million, respectively, of base management fees payable to the Manager pursuant to the Management Agreement. To date, the Manager has not earned any incentive fees. During the fiscal years ended December 31, 2025 and 2024 pursuant to the Management Agreement, we reimbursed the Manager for an aggregate of approximately $176,843 and $144,189, respectively, of expenses incurred on our behalf by the Manager.
Exclusivity and ROFO Agreement
On November 26, 2019, we entered into an exclusivity and right of first offer agreement (the “Exclusivity and ROFO Agreement”) with CTO. The term of the Exclusivity and ROFO Agreement commenced on the date of the closing of the IPO and will continue for so long as the Management Agreement is in effect. During the term of the Exclusivity and ROFO Agreement, CTO will not, and will cause each of its affiliates (which for purposes of the Exclusivity and ROFO Agreement does not include us and our subsidiaries) not to, acquire, directly or indirectly, a single-tenant, net leased property, unless:
•
CTO has notified us of the opportunity by delivering a written notice (which may be made by email) containing a description of the opportunity and the terms of the opportunity to the chair of the Governance Committee (or any successor committee performing one or more of the functions of such committee), and we have affirmatively rejected the opportunity in writing (which may be made by email), or we have failed to notify CTO in writing (which may be made by email) within ten business days after receipt of CTO’s notice that we intend to pursue the opportunity; or

•
the opportunity involves the direct or indirect acquisition of (i) an entity that owns a portfolio of commercial income properties that includes, among others, single-tenant, net leased properties, or (ii) a portfolio of commercial income properties that includes, among others, single-tenant, net leased properties, in either case, where not more than 30% of the value of such portfolio, as reasonably determined by CTO, in consultation with our independent directors, consists of single-tenant, net leased properties.

The terms of the Exclusivity and ROFO Agreement do not restrict CTO or any of its affiliates from providing financing for a third party’s acquisition of single-tenant, net leased properties or from developing and owning any single-tenant, net leased property.
For purposes of the Exclusivity and ROFO Agreement, “single-tenant, net leased property” means a property that is net leased, on a triple-net or double-net basis, to a single tenant or, if such property is net leased to more than one tenant, 95% or more of the rental revenue derived from the ownership and leasing of such property is attributable to a single tenant.
Pursuant to the Exclusivity and ROFO Agreement, CTO has agreed that neither CTO nor any of its affiliates (which for purposes of the Exclusivity and ROFO Agreement will not include us and our subsidiaries) will enter into any agreement with any third party for the purchase and/or sale of any single- tenant, net leased property that:

•
was owned by CTO or any of its affiliates as of the closing date of the IPO; and

•
is owned by CTO or any of its affiliates after the closing date of the IPO, without first offering us the right to purchase such property.

On January 7, 2022, we completed the acquisition of a single net leased property located in Oceanside, New York (the “Oceanside Property”) from a subsidiary of CTO for a cash purchase price of $6.9 million. The acquisition was funded utilizing a draw on our revolving credit facility. The consideration of $6.9 million was determined based on third-party offers received by CTO. Our acquisition of the Oceanside Property was the result of us exercising our right to purchase such property under the Exclusivity and ROFO Agreement.
Revenue Sharing Agreement
On November 15, 2023, we originated a $24.0 million loan secured by a first mortgage encumbering a portfolio of 41 assets and related improvements (the “Portfolio Loan”). On December 4, 2023, CTO entered into an asset management agreement directly with the borrower under the Portfolio Loan to manage the portfolio of assets securing the loan. On December 4, 2023, the Company entered into a revenue sharing agreement with CTO (the “Revenue Sharing Agreement”) whereby the Company receives a share of the asset management fees, disposition management fees, leasing commissions, and other fees related to CTO’s management and administration of the portfolio. The Company’s share of the fees under the Revenue Sharing Agreement is based on fees earned by CTO associated with the single tenant properties within the portfolio. During each of the years ended December 31, 2025 and 2024, the Company recognized approximately $0.5 million of revenue, respectively, pursuant to the Revenue Sharing Agreement.
Rivana Loan Investment
On December 31, 2025, we originated a $20.0 million loan (the “PINE Rivana Loan”) secured by a 24-acre development parcel in Fairfax County, Virginia, which together with an adjacent 79-acre parcel in Loudoun County, constitutes a single multi-phase development project. Prior to originating the PINE Rivana Loan, CTO had previously originated a $43.5 million loan investment (the “CTO Rivana Loan”) secured by the entire 103-acre development project. In connection with the origination of the PINE Rivana Loan, CTO increased its commitment under the CTO Rivana Loan from $43.5 million to $59.45 million and released its mortgage encumbering the 24-acre Fairfax County parcel, with the CTO Rivana Loan continuing to be secured by the 79-acre Loudoun County parcel. The table below provides additional information regarding these loans.
	PINE Rivana Loan	CTO Rivana Loan
Amount Outstanding as of 12/31/2025	20,001	34,246
(in thousands) (includes unpaid PIK interest)
Principal Repaid during 2025 (in thousands)	—	(9,204)
Interest Earned during 2025 (excludes	7	4,740
origination and exit fees) (in thousands)
Interest Paid during 2025 (in thousands)	—	4,740
Interest Rate	12.00%(1)	11.50%(2)

(1)
The coupon rate is comprised of 10.0% cash interest and 2.0% paid-in-kind (“PIK”) interest.

(2)
Future draws funded will have a 12.0% coupon rate including 10.0% cash and 2.0% accrued PIK interest.

Registration Rights Agreement
On November 26, 2019, we entered into a registration rights agreement (the “Registration Rights Agreement”) with CTO, pursuant to which we agreed to register the resale of the 394,737 shares of our common stock (the “Private Placement Shares”) that we sold to CTO in the Concurrent CTO Private Placement and any additional shares of our common stock issued to CTO in respect of the Private Placement

Shares (collectively, the “Registrable Shares”). The Registration Rights Agreement requires us to file a “shelf registration statement” to register the resale of the Registrable Shares as soon as practicable after we become eligible to use a registration statement on Form S-3 for the registration of securities, and we must maintain the effectiveness of such shelf registration statement until all the Registrable Shares have been sold under the shelf registration statement or become eligible for sale, without restriction, pursuant to Rule 144 under the Securities Act.
In addition, pursuant to the terms of the Partnership Agreement (as defined below), following the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities and subject to certain further conditions as set forth in the Partnership Agreement, we must file a shelf registration statement covering the issuance or resale of shares of our common stock issuable to the holders of OP Units, including CTO and certain affiliates of CTO, upon redemption of their OP Units.
Amended and Restated Agreement of Limited Partnership
Alpine Income Property GP, LLC, a Delaware limited liability company and our wholly owned subsidiary, as sole general partner of the Operating Partnership (the “General Partner”), entered into an amended and restated agreement of limited partnership (as amended, the “Partnership Agreement”), effective November 26, 2019. The Operating Partnership is structured to make distributions with respect to OP Units that will be equivalent to the distributions made to our common stockholders. The Partnership Agreement permits holders of OP Units to redeem their OP Units for cash or, at our election, shares of our common stock on a one-for-one basis beginning one year after the date of issuance. We are the sole member of the General Partner and, as of March 19, 2026, own 93.0% of the OP Units in the Operating Partnership. Except as otherwise expressly provided in the Partnership Agreement, the General Partner has the exclusive power to manage and conduct the business of the Operating Partnership. Consequently, we, as the sole member of the General Partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of the Operating Partnership, as set forth in the Partnership Agreement.
Tax Protection Agreement
On November 26, 2019, the Company and the Operating Partnership entered into a tax protection agreement (the “Tax Protection Agreement”) with CTO and Indigo Group Ltd., a Florida limited partnership and a wholly owned subsidiary of CTO (“Indigo”). Pursuant to the terms of the Tax Protection Agreement, if we dispose of any interest in the Contributed Properties (as defined below) in a taxable transaction within ten years of the IPO closing date, we will indemnify CTO and Indigo for any tax liabilities attributable to the built-in gain that exists with respect to such Contributed Properties as of the IPO closing date and the tax liabilities incurred as a result of such tax protection payment. Pursuant to the Tax Protection Agreement, it is anticipated that the total amount of protected built-in gain on the Contributed Properties and other assets is approximately $9.1 million. Such indemnification obligations could result in aggregate payments of up to $3.1 million. The amount of tax is calculated without regard to any deductions, losses or credits that may be available. The Tax Protection Agreement applies to the disposition of any interest in Alpine Valley Music Theater (East Troy, WI); Family Dollar (Lynn, MA); Hobby Lobby (Winston-Salem, NC); Cheddars (Jacksonville, FL); and Scrubbles (Jacksonville, FL) (each, a “Contributed Property” and, collectively, the “Contributed Properties”).
The tax indemnities described above will not apply to: (i) a disposition of a Contributed Property if such disposition constitutes a “like-kind exchange” under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) an involuntary conversion under Section 1033 of the Code or (iii) another transaction (including, but not limited to, a contribution of property that qualifies for the non-recognition of gain under Sections 721 or 351 of the Code or a merger or consolidation of the Operating Partnership with or into another entity that qualifies for taxation as a partnership for U.S. federal income tax purposes) if such transaction does not result in the recognition of taxable income or gain to CTO or Indigo with respect to its OP Units. In the case of the exception discussed in the preceding sentence, the tax protection then would apply to the replacement property (or the partnership interest) received in the transaction, to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for the applicable Contributed Property at the time of the Company’s formation transactions.

During the year ended December 31, 2022, we disposed of three of the Contributed Properties (Hobby Lobby (Winston-Salem, NC); Cheddars (Jacksonville, FL); and Scrubbles (Jacksonville, FL)); and during the year ended December 31, 2025, we disposed of one additional Contributed Property (Family Dollar (Lynn, MA) (each, a “Sold Property”) in dispositions constituting like-kind exchanges under Section 1031 of the Code. Accordingly, the tax protection that applied to each of these Contributed Properties will apply to the replacement property received in these dispositions. Therefore, to the extent that the later sale or other disposition of any of those replacement properties results in the recognition of any of the built-in gain that existed for the applicable Sold Property at the time of the Company’s formation transactions, the Company will be obligated to make a payment to CTO pursuant to the terms of the tax protection agreement.
Ownership Limit Waiver
Our charter generally prohibits, with certain exceptions, any stockholder from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. We have granted a waiver to CTO to own up to 11% of the outstanding shares of our common stock in the aggregate.
Indemnification
We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Indemnification.”

PROPOSALS
PROPOSAL 1: ELECTION OF DIRECTORS
The Board has nominated directors John P. Albright, Rachel Elias Wein, M. Carson Good, Andrew C. Richardson and Brenna A. Wadleigh to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified.
Recommendation Regarding the Election of Directors
The Board recommends that you vote FOR electing the five named nominees as our directors.
PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers for the year ended December 31, 2025.
As described under the heading “Executive Compensation,” we are externally managed by the Manager pursuant to the Management Agreement. We do not have any employees. Accordingly, our president and chief executive officer and each of our other executive officers, each of whom is an executive officer of CTO, do not receive cash compensation from us for serving as our executive officers.
We do not determine the cash compensation payable by the Manager or CTO to our named executive officers. The Manager or CTO determines the salaries, bonuses and other wages earned by our named executive officers from the Manager or CTO. The Manager is not entitled to be reimbursed for wages, salaries and benefits of CTO’s officers and employees furnished to the Company through the Manager. The Manager or CTO is solely responsible for all compensation costs and expenses related to the officers and employees of CTO or the Manager that may perform services for the Company, and the Company has no liability or responsibility therefor.
The Company has never granted any awards to the Manager or any of its or CTO’s employees pursuant to the Equity Plans. In the future, however, the Compensation Committee could grant equity- based awards designed to align the interests of the Manager and personnel of the Manager and its affiliates who support the Manager in furnishing services to us under the Management Agreement with those of our stockholders, by allowing the Manager and personnel of the Manager and its affiliates to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards would generally be subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our company.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation and is not a vote on our general compensation policies, compensation of the Board or our compensation policies as they relate to risk management. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers for the year ended December 31, 2025, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission.”
The say-on-pay vote is advisory only, and therefore it will not bind us or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.
Recommendation Regarding Advisory Vote to Approve Executive Compensation
The Board recommends that you vote FOR the approval of the non-binding advisory resolution related to the compensation of our named executive officers for the year ended December 31, 2025, as disclosed in this proxy statement.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee, with the concurrence of the Board, has selected Grant Thornton, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2026, subject to ratification by our stockholders. We expect a representative of Grant Thornton to attend the annual meeting. This representative will have an opportunity to make a statement if he or she desires, and we expect the representative to be available to respond to appropriate questions.
Stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our charter or otherwise. However, the Board is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Recommendation Regarding Ratification of Appointment of Grant Thornton
The Board recommends that you vote FOR ratification of the appointment of Grant Thornton to be our auditors for the fiscal year ending December 31, 2026.

OTHER MATTERS
When Are Stockholder Proposals Due for the 2027 Annual Meeting?
In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be presented at the annual meeting to be held in 2027 must be received by us no later than December 8, 2026, for inclusion in the 2027 proxy materials. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at our 2027 annual meeting, the proposal must contain the information required by the Bylaws and be received by us in accordance with the Bylaws. Pursuant to the Bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than December 8, 2026 and not earlier than November 8, 2026; provided, however, in the event that the date of the 2027 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after May 21, 2027, in order for a proposal by a stockholder to be timely, such proposal must be delivered not earlier than the 150th day prior to the date of the 2027 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (1) the 120th day prior to the date of the 2027 annual meeting or (2) the tenth day following the date on which public announcement of the date of the 2027 annual meeting of stockholders is first made. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Internet Availability Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Internet Availability Notice, please notify us by (1) directing your written request to: Alpine Income Property Trust, Inc., 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789, Attn: Corporate Secretary or (2) contacting our Corporate Secretary at (386) 274-2202. Stockholders who currently receive multiple copies of the Internet Availability Notice at their address and would like to request “householding” of their communications should contact us as specified above.
Are there any other matters coming before the Annual Meeting?
Our management does not intend to bring any other matters before the Annual Meeting and knows of no other matters that are likely to come before the Annual Meeting. In the event that any other matters properly come before the Annual Meeting or any postponement of the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion.
Availability of Annual Report on Form 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2025, including our audited financial statements for the fiscal year ended December 31, 2025, is being made available to you along with this proxy statement. You may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, without exhibits, by writing to us at Alpine Income Property Trust, Inc., 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789, Attention: Corporate Secretary, or by visiting our website at www.alpinereit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
By Order of the Board of Directors
Daniel E. Smith
Senior Vice President,
General Counsel & Corporate Secretary
Winter Park, FL
April 7, 2026

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X.01 - Mr. John P. Albright04 - Mr. Andrew C. Richardson02 - Ms. Rachel Elias Wein05 - Ms. Brenna A. Wadleigh03 - Mr. M. Carson Good5 2 B MFor Against Abstain For Against Abstain For Against AbstainA Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.04A11B2. Approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 20251. Election of Directors:For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.2026 Annual Meeting Proxy CardUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q3. Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2026For Against AbstainMMMMMMMMMMMMMMMMMMMMM1234 5678 9012 3456 8 7 4 3 7If no electronic voting, delete QR code and control #000001MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE SACKPACK MMMMMMMMMMMMMMMC123456789000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 extMR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMC 1234567890 J N TYou may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/PINE or scan the QR code — login details are located in the shaded bar below.Your vote matters – here’s how to vote!Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PINEPhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PINENotice of 2026 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — May 21, 2026Andrew C. Richardson and John P. Albright (the “Proxies”), or each or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Alpine Income Property Trust, Inc. to be held on Thursday, May 21, 2026 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)Alpine Income Property Trust, Inc.C Non-Voting Itemsq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The materials are available at: www.investorvote.com/PINEThe 2026 Annual Meeting of Shareholders of Alpine Income Property Trust, Inc. will be held on Thursday, May 21, 2026 at 3:00 p.m. Eastern Time, virtually via the Internet at https://meetnow.global/MYDK7YWTo access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.